EXHIBIT 1


                                 Moss Adams LLP
                       ----------------------------------
                          Certified Public Accountants

Securities and Exchange Commission
Washington, DC 20549


Gentlemen:

We were previously principal accountants for the Oxbow Fund, LLC (the Fund) and on April 5, 2000, we reported on the financial statements of the Oxbow Fund, LLC as of March 1, 2000 and for the period from inception, September 15, 1999. On October 23, 2000 we resigned as principal accountants of the Fund. We have read the Fund's statements included under Item 4 of its Form 8-K dated October 30, 2000 and we agree with all but the following: we did not perform reviews of any interim financial information. In connection with our audits for the Registrant's financial statements and through October 30, 2000 there were no disagreements with management on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.



Tacoma, Washington
November 2, 2000